Exhibit 99.2

2Q 2011 Results & Revised Guidance

Sacramento Basin

Forbes Formation

- Drilled ~100 wells on 10-acres spacing
- 450+ engineered locations on 20-acre or greater spacing
- 150+ identified 20-acre locations
- 1,000+ additional 10-acre locations
- 1,600 total drilling locations (~800 Bcf reserve potential)

Guinda Formation

- Willows resource potential 600 Bcf on about 900 locations*
- Grimes resource potential 260 Bcf on almost 400 locations*

Corporate

Oil Pricing

- 1H11 oil realization $6/BO below WTI (est. $5.00 for full year) (improved from $10/BO below in 2010)
- 55% of current production tied to WTI (contracts expire in March 31, 2012)
- Expect 2012 differential to be +$7/BO over WTI

Monterey

Operations Update

- Current acreage position = 214,000 net acres
- 1 rig currently drilling delineation well in Sevier
- Sourcing additional rigs

Southern California

Operations Update

- 1 rig currently drilling well to offshore location at W. Montalvo

PRODUCTION

Region	Quarter Ended 6/30/10	Quarter Ended 3/31/11	Quarter Ended 6/30/11	Six Months Ended 6/30/10	Six Months Ended 6/30/11
Sacramento Basin	9,864	10,591	10,217	9,840	10,403
Southern California	7,744	7,224	7,343	8,014	7,284
Existing Operations	17,608	17,815	17,560	17,854	17,687
Texas (1)	582	-	-	929	-
Total	18,190	17,815	17,560	18,783	17,687

FINANCIAL

UNAUDITED (per BOE)	Quarter Ended 6/30/10	Quarter Ended 3/31/11	Quarter Ended 6/30/11	Six Months Ended 6/30/10	Six Months Ended 6/30/11
Lease Operating Expenses	$ 13.65	$ 13.52	$ 13.14	$ 12.78	$ 13.33
Production/Property Taxes	0.82	0.97	0.90	1.05	0.93
DD&A Expense	11.32	13.53	13.59	11.39	13.56
G&A Expense (2)	5.10	5.22	4.70	4.93	4.96
Interest Expense (3)	9.39	10.17	10.37	9.07	10.27
Total	$ 40.28	$ 43.41	$ 42.70	$ 39.22	$ 43.05

Full-year 2011 Guidance	Revised	Original
Production	18,500 BOE/day	19,500 BOE/day
Lease Operating Expenses	$13.50 per BOE	$14.25 per BOE
Production/Property Taxes	$1.00 per BOE	$1.20 per BOE
DD&A Expense	$13.00 per BOE	$13.00 per BOE
G&A Expense (4)	$4.75 per BOE	$4.75 per BOE
Capital Expenditures	$200 million	$200 million

(1) The company sold its producing Texas assets in a series of transactions during 2009 and 2010.
(2) Net of amounts capitalized and excluding stock-based compensation costs and severance costs associated with the sale of Texas assets. See the end of the accompanying release for a reconciliation of these amounts to GAAP G&A per BOE.
(3) Includes interest expense, realized (gain) loss on interest rate swap and amortization of deferred loan fees. In connection with the repayment of the company's second lien term loan, the company settled interest derivative swaps in February 2011 for $38.1 million, resulting in a significant realized interest rate derivative loss for Q1 2011. For purposes of the above per BOE metric, the settlement cost of $38.1 million was excluded from the calculation of interest expense.
(4) Net of amounts capitalized and excluding stock-based compensation.
* See disclosure at the end of the accompanying release regarding resource potential estimates.

Venoco, Inc. 8/2/11